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                                                                      EXHIBIT 12


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  ($MILLIONS)

                                         FOR THE YEARS ENDED DECEMBER 31,

                                      1995    1994      1993     1992    1991
                                    ------- -------  --------  ------- -------

INCOME BEFORE INCOME TAXES         $  877.0 $ 614.7   $ 790.3  $ 744.5 $ 693.5
--------------------------         -------- -------   -------  ------- -------
Add (subtract):
  Portion of rents
   representative of interest          26.3    25.3      20.9     21.7    20.2
  Interest on bonds
   mortgages & similar debt            55.2    51.9      56.1     64.7    73.6
  Other interest                       86.5    54.6      53.7     51.0    54.3
  Interest expense included
   in cost of plant construction       (6.6)   (6.2)     (6.7)    (6.4)   (9.2)
  Income of Unconsolidated Venture       --     3.9        --      5.4      --
                                   -------- -------   -------  ------- -------

Income as adjusted                 $1,038.4 $ 744.2   $ 914.3  $ 880.9 $ 832.4
                                   ======== =======   =======  ======= =======

FIXED CHARGES:
--------------

  Portion of rents representative
   of interest                     $   26.3 $  25.3   $  20.9  $  21.7 $  20.2
  Interest on bonds, mortgages &
   similar debt                        55.2    51.9      56.1     64.7    73.6

Other interest                         86.5    54.6      53.7     51.0    54.3
                                   -------- -------   -------  ------- -------
                                   $  168.0 $ 131.8   $ 130.7  $ 137.4 $ 148.1
                                   ======== =======   =======  ======= =======

RATIO OF EARNINGS TO FIXED CHARGES      6.2     5.6       7.0      6.4     5.6
                                   ======== =======   =======  ======= =======





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